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                                                                    Exhibit 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                                  CAMBIO INC.


                    (Pursuant to Section 242 of the General
                          Corporation Law of Delaware)


                  CAMBIO INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:


                  FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that the proposed amendments be placed before the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

                  RESOLVED, that subsection (a) of Article IV of the Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended and restated as follows:

                  "(a) Authorized Capitalization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty six million (56,000,000) shares, consisting of fifty million (50,000,000) shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), five million (5,000,000) shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock") ("Class A Common Stock" and "Class B Common Stock" being herein the "Common Stock"), and one million (1,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"). The number of authorized shares of Preferred Stock or any series thereof and Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of stock entitled to vote in any general election of directors voting together as a single class. The number of authorized shares of Class B Common Stock may be increased only with the affirmative vote of (i) a majority of the Class B Common Stock voting as a class and (ii) a majority of the Class A Common Stock and any other class of stock entitled to vote thereon as a class."

                  RESOLVED, that subsection (d) of Article IV of the Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended and restated as follows:


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                  "(d) Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof (including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference of any series of Preferred Stock), to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions, originally fixing the number of shares of such series."

                  RESOLVED, that subsection (e) of Article IV of the Restated Certificate of Incorporation of the Corporation be, and it hereby is, deleted in its entirety.


                  SECOND: That pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation and was duly adopted by the stockholders of the Corporation pursuant to a written consent in accordance with the applicable provisions of
Section 228 of the General Corporation Law of Delaware, and in accordance with such Section 228 written notice has been given to those stockholders who have not consented in writing.

                  THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

                  IN WITNESS WHEREOF, the undersigned has signed this Certificate and affirm, under penalties of perjury that the Certificate is the act and deed of the Corporation and the facts stated herein are true.

Date: August 5, 1999                          /s/ Ali Al-Dahwa
                                              ---------------------------------
                                              Ali Al-Dahwa
                                              President

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